Exhibit 10.21.4

AMENDMENT NUMBER FOUR TO
THE COCA-COLA EXPORT CORPORATION
OVERSEAS RETIREMENT PLAN
AS AMENDED AND RESTATED EFFECTIVE OCTOBER 1, 2007

WHEREAS, Section 7.1 of The Coca-Cola Export Corporation Overseas Retirement Plan, as amended and restated effective October 1, 2007 (the “Plan”) provides that the Global Benefits Committee (the “Committee”) has the authority to amend the Plan; and

WHEREAS, the Committee desires to amend the Plan to make certain changes;

NOW, THEREFORE, the Committee hereby amends the Plan as follows effective as of the dates specified herein.

1.

Section 5.1(B) is amended as follows:

“5.1     Separation on or after Normal Retirement Date.

B.     Old Age Benefits and Separation Payments

1.    The Actuarial Equivalent in dollars computed at an appropriate rate of exchange as determined by the Committee of the annual amount which the Member has received, is receiving, or would become eligible to receive as an old age benefit under the laws of any national, regional, or local government or agency thereof and/or termination, liquidation, premium, or bonus payments which any Employer must according to law pay or have had to pay the Member at cessation of active service or transfer to another country. If such old age benefit and/or other payment or payments are not payable to the Member in an annuity form commencing on his retirement date, then such amounts which could have commenced on or before his retirement date shall be converted to an Actuarial Equivalent annuity commencing on the Member’s retirement date for determining amounts under this Part B. Any such payments which the Member shall not become eligible to begin receiving until after his retirement shall not initially be considered an offset under this Part B, but shall become part of this Part B at such time as the Member shall become eligible to begin receiving such payments. In the event any such benefits are due or partially due to the Member’s own contributions or are partially due to Years of Vesting Service not included in Years of Benefit Service, amounts to be determined under this Part B shall be derived only from that portion of such benefits reasonably assumed by the Committee to be due to payments or contributions by the Employer for periods of employment included in Years of Benefit Service. For Members who terminate employment with the Company or a Subsidiary on or after October 1, 2006, if such benefit is estimated to be less than USD $100 per month, determined as of the applicable normal retirement age or when eligible for the offset, whichever is earlier, then no offset will be applied for that particular benefit.

2.    Notwithstanding the foregoing, the following calculations will be used for Participants Who Are not Grandfathered Members for certain benefits and payments received after December 31, 2011.

a.    Lump Sum Benefit

The lump sum in dollars computed at an appropriate rate of exchange as determined by the Committee of the amount which the Member has received, is receiving, or would become eligible to receive as a termination, liquidation, premium, or bonus payments which any Employer must according to law pay or have had to pay the Member at cessation of active service or transfer to another country. In the event any such benefits are due or partially due to the Member’s own contributions or are partially due to Years of Vesting Service not included in Years of Benefit Service, amounts to be determined under this Part B shall be derived only from that portion of such benefits reasonably assumed by the Committee to be due to payments or contributions by the Employer for periods of employment included in Years of Benefit Service.

b.    Annuity Benefit

The Actuarial Equivalent (converted to a lump sum) in dollars computed at an appropriate rate of exchange as determined by the Committee of the annual amount which the Member has received, is receiving, or would become eligible to receive as a termination, liquidation, premium, or bonus payments which any Employer must according to law pay or have had to pay the Member at cessation of active service or transfer to another country. In the event any such benefits are due or partially due to the Member’s own contributions or are partially due to Years of Vesting Service not included in Years of Benefit Service, amounts to be determined under this Part B shall be derived only from that portion of such benefits reasonably assumed by the Committee to be due to payments or contributions by the Employer for periods of employment included in Years of Benefit Service.”

Except as specifically amended hereby, the Plan shall remain in full force and effect as prior to this Amendment Four.

GLOBAL BENEFITS COMMITTEE

By:     /s/ Stacy Apter

Date:    11/18/14